Exhibit 99.3

Spirit AeroSystems Announces Pricing of Senior Unsecured Notes Offering

WICHITA, Kan., March 4, 2014 — Spirit AeroSystems, Inc., a wholly-owned subsidiary of Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (the “Company”) announced today the pricing of $300 million aggregate principal amount of its 5¼% senior unsecured notes due 2022 (the “Notes”). The Notes will be sold in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Notes will be issued at a price equal to 100% of the principal amount thereof. The Company expects the offering to close on March 18, 2014, subject to the satisfaction of customary closing conditions.

Spirit AeroSystems, Inc. intends to use the net proceeds from the offering and cash on hand to repurchase the Company’s outstanding 7½% senior notes due 2017 pursuant to a tender offer and consent solicitation or otherwise, to pay related fees and expenses and for other general corporate purposes.

The tender offer and consent solicitation was separately announced by the Company today and is being made through an Offer to Purchase and Consent Solicitation Statement dated March 4, 2014, and a related Consent and Letter of Transmittal, which set forth the terms and conditions of the tender offer and the consent solicitation in full detail.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes to be offered have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the offering of the Notes and the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Spirit AeroSystems, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If Spirit AeroSystems, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to Spirit AeroSystems, Inc.’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

On the web: http://www.spiritaero.com

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Contact:	Coleen Tabor, Investor Relations, (316) 523-7040
Ken Evans, Corporate Communications, (316) 523-4070